EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation's Master Settlement Agreement Takes
Effect

HOUSTON, TEXAS, June 14, 2004-El Paso Corporation (NYSE:EP) and certain subsidiaries announced that the Master Settlement Agreement related to the western energy crisis became effective June 11, 2004. The Master Settlement Agreement resolves the principal litigation and claims against El Paso and certain subsidiaries relating to the sale or delivery of natural gas and electricity in the Western United States. The agreement was detailed in a June 26, 2003 press release, which can be viewed on El Paso's Web site at http://www.elpaso.com/press/newsquery.asp?sId=4172.

On  June  11,  2004,  El  Paso released  approximately  $570 million  of  cash from an escrow account to  the  settlement
parties.   The  $570 million was funded from  the  following
sources:

*    $323 million of cash payments from the company;
* $195 million from the proceeds of 26.4 million shares of El Paso common stock that were issued on behalf of the settlement parties;
* $50 million related to price adjustments for the period of June 24, 2003 through June 11, 2004 under two power contracts with the California Department of Water Resources; and
*    $2 million in accrued interest on deposited funds.

In July 2004, El Paso will make the first of 40 semi-annual payments to the settlement parties that will total approximately $876 million over the length of the obligation. A subsidiary of El Paso CGP Company, El Paso Production Oil & Gas USA, L.P., has pledged approximately 213 billion cubic feet equivalent of proved natural gas and oil reserves located in south Texas as collateral for these payments. El Paso Production Holding Company has not pledged any reserves under the agreement.

El Paso expects the second settlement agreement referenced in the June 26, 2003 press release to become effective by the end of this month. Under this settlement, the company will make a cash payment of approximately $34 million, which represents a previously agreed to upfront payment as well as the prepayment of an obligation to pay approximately $24 million over a 20-year period.

The release of the approximately $570 million of cash associated with the Master Settlement Agreement will not impact El Paso's cash position because the funds had been held in escrow pending implementation of the settlement agreement. However, El Paso's operating cash flow for the second quarter of 2004 will show a use of working capital associated with the transfer of these funds. The payment of funds associated with the second settlement will impact the company's cash position by $34 million once this payment is made.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent
natural   gas   producers.   For  more  information,   visit
www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements); changes in reserves estimates based upon internal and third party reserve analyses; the successful implementation of the Western Energy Settlement; the uncertainties associated with the outcome of governmental investigations; the outcome of litigation including shareholder derivative and class actions related to the reserve revision and potential restatement; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341